Exhibit 4.1

[Execution]

AMENDED AND RESTATED

SENIOR SECURED TERM NOTE

$3,017,089.84	December 30, 2022

FOR VALUE RECEIVED, TraQiQ, Inc., a California corporation (together with its successors and assigns, “Borrower”) promises to pay to the order of Michaelson Capital Special Finance Fund II, L.P., a Delaware limited partnership (“Holder”), or its registered assigns, in lawful money of the United States of America the principal sum of Three Million Seventeen Thousand Eighty-Nine and 84/100 Dollars ($3,017,089.84), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Senior Secured Term Note (this “Note”) on the unpaid principal balance at a rate equal to twelve percent (12.00%) per annum (the “Contract Rate”), computed on the basis of thirty (30) days per month and a year of 360 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2023 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Holder or made automatically due and payable.

This Note is being executed and delivered pursuant to the Assumption Agreement, dated as of the date hereof, by and among Borrower and Holder, as acknowledged and agreed by the Renovare Companies (as hereinafter defined) (the “Assumption Agreement”) and the Security Agreement, dated as of the date hereof, by the Borrower with and in favor of Holder (the “Agreement”). This Note is subject to, and qualified by, the terms and conditions of the Agreement, a copy of which may be examined during normal business hours at the Borrower’s offices. Holder is entitled to the benefits of the Agreement and all schedules and exhibits thereto, and reference is made thereto for a description of all rights and remedies thereunder. Neither reference to the Agreement, nor any provision thereof or security for the other obligations evidenced hereby, shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal amount hereof, together with all interest accrued thereon and expenses owed hereunder, when due. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

The following is a statement of the rights of Holder and the conditions to which this Note is subject:

1. Payments.

(a) Payments of Interest. Until the entire Obligations shall have been paid in full in cash, interest shall be due and payable monthly in immediately available funds, in advance, on the first day of each calendar month (except that the payment of interest otherwise due on January 1, 2023 shall be made on January 31, 2023). Any interest that is not paid when due shall itself earn interest at the rate provided herein until the same has been paid in full.

(b) Payment of Principal. The principal amount of this Note shall be paid in five installments, with the first four installments each in the amount of $250,000 payable on each of January 31, 2023, March 31, 2023, June 30, 2023 and September 30, 2023 and with the last installment in the total remaining principal balance of the Obligations on December 31, 2023.

(c) Default Rate of Interest. Interest shall accrue on the unpaid principal amount hereunder at an annual interest rate equal to the sum of the Contract Rate plus seven percent (7%) per annum (the “Default Rate”) (i) upon the occurrence and during the continuance of an Event of Default or (ii) after entry of a judgment or judgments against Borrower. The Default Rate shall be applicable from the date the applicable Event of Default occurs until it is cured or waived in writing by Holder, as determined by Holder, or, if not first cured or waived in writing by Holder, until all amounts owing have been unconditionally and irrevocably paid in full in cash. Any such judgment(s) shall bear interest at the Default Rate until satisfied in full.

(d) Other Payment Provisions. Each payment hereunder shall be made not later than 2:00 p.m. (New York City Time) on the date when due, without offset, in lawful money of the United States of America. All payments will be applied first to costs and fees owing hereunder, second to the payment of accrued interest and the rest to the payment of principal. If the date for any payment or prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Note the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

(e) Late Charge. If any payment payable under the terms of this Note is not received by Holder on or before three (3) Business Days beyond the due date thereof, the Borrower shall be obligated to pay to Holder, in addition to the required installment amount and any additional interest accruing thereon, a “late payment charge” equal to the product of five percent (5%) times the amount of the overdue payment, to partially defray Holder’s costs associated with such late payment.

2. Prepayments. This Note is subject to Section 1.4 (“Mandatory Prepayments”) and Section 1.5 (“Optional Prepayments”) of the Agreement relating to the prepayment of all, but not less than all, of the outstanding principal amount by the Borrower.

3. Collateral. This Note is secured by the Collateral under the terms of the Agreement and the other Noteholder Documents.

4. Default and Remedies. The occurrence of a Default or an Event of Default under the Agreement shall constitute a default hereunder and shall entitle Holder to exercise the rights and remedies specified in the Agreement and the other Noteholder Documents, as well as those available at law or in equity. These rights and remedies include, but are not limited to, the right of Holder to accelerate the maturity of the Note and all other Obligations and to sell or otherwise dispose of any or all of the Collateral by public or private sale, in each case, subject to and in accordance with the Agreement and the other Noteholder Documents.

1

5. Assumption; Amendment and Restatement.

(a) The indebtedness evidenced hereby is due and owing under the Senior Secured Term Note, dated as of February 2, 2018, issued by Renovare Environmental, Inc. (f/k/a BioHiTech Global, Inc.), a Delaware corporation (“Renovare”), BHT Financial, LLC, a Delaware limited liability company (“BHT Financial”), BioHiTech America, LLC a Delaware limited liability company (“BHT America”), BioHiTech Europe, PLC, a United Kingdom private limited company (“BHT UK”), E.N.A. Renewables, LLC, a Delaware limited liability company (“ENA”), and New Windsor Resource Recovery, LLC, a Delaware limited liability company (“New Windsor,” and together with Renovare, BHT Financial, BHT America, BHT UK, and ENA, collectively, jointly and severally referred to herein as the “Renovare Companies” and each a “Renovare Company”) payable to Holder (the “Existing Note”). Borrower has assumed the indebtedness evidenced by the Existing Note pursuant to the Assumption Agreement and acknowledges and agrees that the amount of such indebtedness evidenced by the Existing Note as so assumed is the amount evidenced by, and payable pursuant to, this Note, together with all interest accrued and accruing thereon, and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to Holder, without offset, defense or counterclaim of any kind, nature or description whatsoever. As of the date hereof, the terms and conditions set forth in the Existing Note are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms and conditions set forth in this Note, except that nothing herein shall impair or adversely affect the continuation of the liability of the Renovare Companies for the indebtedness evidenced hereby pursuant to the Guaranty, dated as of the date hereof, by the Renovare Companies in favor of Holder, and all accrued and unpaid interest thereon and fees, costs, expenses and other charges with respect thereto (as amended and restated hereby) and the security interests, liens, and other interests in the collateral heretofore granted, pledged and/or assigned by the Renovare Companies to Holder (whether directly, indirectly or otherwise). All of the indebtedness and other obligations, including all principal, accrued and unpaid interest thereon and fees with respect thereto under the Existing Note shall be deemed indebtedness and obligations of the Borrower pursuant to and expressly subject to the terms hereof.

(b) The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the indebtedness or other obligations evidenced by or arising under the Existing Note and all accrued and unpaid interest thereon and fees with respect thereto, and the liens and security interests securing such obligations and liabilities (including, but not limited to, the liens and security interests in the assets of the Renovare Companies and the liens and security interests in the assets of the Renovare Companies acquired by Borrower), which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Holder.

6. Miscellaneous.

(a) Assignment. No assignment or transfer of this Note or the Borrower’s obligations hereunder is permitted without the prior written consent of Holder, and any purported assignment or transfer without the prior written consent of Holder shall be invalid ab initio.

(b) Business Purpose of Loan. The Borrower represents and warrants that this Note evidences a loan that is related to a business or commercial enterprise.

(c) Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Borrower and Holder.

2

(d) Notice, Etc. All notices and other communications provided for hereunder shall be in writing and shall be provided pursuant to Section 10.6 of the Agreement.

(e) Binding Effect on Successors. This Note shall be binding upon any corporation or other entity succeeding the Borrower by merger, consolidation or acquisition of all or substantially all of the Borrower’s assets.

(f) Usury. This Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate which Borrower is permitted by law to contract or agree to pay. If, by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest hereunder shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(g) Waivers. The Borrower hereby waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, the Noteholder Documents or this Note; (b) all rights to notice and a hearing prior to Holder’s taking possession or control of, or to Holder’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Holder to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

(h) Governing Law; Jurisdiction; Severability; Jury Trial. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action of proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of Holder. THE BORROWER HEREBY IRREVOCABALY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

3

(i) Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

(j) Expenses. The Borrower agrees to pay Holder, on demand, for all costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred in the preparation, administration, collection, enforcement, modification, restatement, replacement or amendment of this Note.

(k) Registration and Transfer of this Note. The Borrower shall keep at its principal executive office a register in which the Borrower shall provide for the registration and transfer of this Note. Any transfer of this Note is subject to compliance with applicable securities laws and regulations. Notwithstanding the generality of the foregoing, no transfer may be effected except in compliance with the terms and restrictions on transfer of this Note set forth in the Agreement. Holder of this Note, at Holder’s option, may in person or by duly authorized attorney surrender this Note for exchange at the principal office of the Borrower, to receive in exchange therefor a new Note, as may be requested by Holder, of the same series and in the same unpaid principal amount as the aggregate unpaid principal amount of the Note so surrendered; provided, however, that any transfer tax relating to such transaction shall be paid by Holder requesting the exchange. Each such new Note shall be dated as of the date to which interest has been paid and shall be in such principal amount and registered in such name or names as Holder may designate in writing.

(l) Lost Documents. Upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Notes exchanged for it, and of indemnity satisfactory to it, and upon reimbursement to the Borrower of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Borrower will make and deliver in lieu of such Note a new Note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Note in lieu of which such new Note is made and delivered.

(m) Instrument Under Seal. This Note is being executed as an instrument under seal.

(n) No Strict Construction. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(Signature Page Follows)

4

IN WITNESS WHEREOF, the Borrower has caused this Senior Secured Term Note to be executed and issued under their seal as of the date first written above.

TRAQIQ, INC.

By:	/s/ Ajay Sikka
Name:	Ajay Sikka
Title:	Chief Executive Officer